EXHIBIT 99.1
n e w s     r e l e a s e
QLT ANNOUNCES DISTRICT COURT DECISION ON TRIAL OF MASSACHUSETTS
EYE AND EAR INFIRMARY LITIGATION

For Immediate Release	July 10, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that the United States District Court for the District of Massachusetts has rendered its decision in the lawsuit brought against QLT by Massachusetts Eye and Ear Infirmary (“MEEI”) in connection with U.S. patent no. 5,789,349 (the “ ‘349 patent”). The court has adopted the decision of the federal jury that was announced in November 2006 in which the jury recommended that QLT be found liable under Massachusetts state law for unjust enrichment and unfair trade practices and determined that QLT should pay to MEEI damages in the form of royalties equal to 3.01% on net sales worldwide of Visudyne®. In its decision today, the court decided that this 3.01% royalty rate applies to past, present and future sales of Visudyne. The court also awarded interest at the Massachusetts statutory rate of 12% on the royalties as they would have become payable, from April 24, 2000. The court also awarded MEEI its legal fees in an amount of $14.1 million, to which will be applied a reduction of $3 million previously agreed to by MEEI.
From the time Visudyne was launched in 2000 to March 31, 2007, net sales of Visudyne worldwide have totaled approximately US$2.314 billion. As a result, under today’s decision, QLT could be liable to pay to MEEI approximately US$69.6 million as past damages for royalties, plus interest and legal fees, and royalties of 3.01% on future Visudyne sales worldwide. QLT is currently reviewing this decision and expects to appeal. QLT may be required to post a bond or letter of credit in connection with further proceedings in this matter.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com

Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by QLT’s use of words such as, “expect,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the ultimate outcome of the litigation against QLT is uncertain, final judgment has not been entered by the district court, any appeal of the decision of the district court may be unfavorable and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. The final outcome of the MEEI litigation is not presently determinable and there can be no assurance that the matters will finally be resolved in our favor. If the final judgment in the MEEI trial or any appeal from that judgment is not resolved favorably, QLT could be liable for the full amount of the damages, which amount is substantial and could have a material adverse impact on our financial condition. In addition, QLT may be required to post a bond or letter of credit in connection with further proceedings in this matter. All forward-looking statements in this press release are made as of today, based upon information known to QLT as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.